Exhibit 10.6

COREWEAVE, INC.

SENIOR EXECUTIVE CHANGE IN CONTROL AND SEVERANCE PLAN

CoreWeave, Inc., a Delaware corporation (the “Company”) has adopted this Senior Executive Change in Control and Severance Plan (this “Plan”), effective as of the closing of the Company’s initial public offering of Class A Common Stock (the date on which such closing occurs, the “Effective Date”) to provide certain payments and benefits to eligible employees of the Company, subject to the terms and conditions herein.

1. Participation. Any Company employee designated by the Board of Directors (the “Board”) or the Compensation Committee of the Board (the “Committee”) is eligible to participate in this Plan (each, a “Participant”). The Committee will inform each such executive in writing that he or she is eligible to participate in this Plan (a “Participation Notice”). The Participant’s acceptance of the Participation Notice constitutes agreement to all of the terms and conditions of this Plan. If required by the Company, participation in this Plan will be contingent upon an Executive executing and delivering to the Company a participation agreement (a “Participation Agreement”) in a form provided by the Company, provided that if the Company does not expressly require it, no Participation Agreement will be necessary to participate in this Plan.

2. Termination of Employment.

(a) Payment Conditions. In order to be eligible to receive any of the payments and benefits pursuant to Section 2(b) or Section 2(c) below, as applicable, Participant must satisfy the following conditions (collectively, the “Payment Conditions”):

i. execute the Company’s then-standard form of general release of all claims (the “Release”) and allow such Release to become non-revocable prior to the 60th day following Participant’s termination of employment, or such earlier deadline specified in the Release (as applicable, the “Release Deadline”);

ii. comply with Participant’s obligations under Participant’s proprietary information and invention assignment agreement, or comparable agreement relating to confidentiality and proprietary information (the “Proprietary Information and Inventions Assignment Agreement”)

iii. resign from all officer and director positions with the Company and/or any parent, subsidiary or affiliate (unless otherwise requested by the Company);

iv. return all Company property to the Company; and

v. comply with any agreements between Participant and the Company relating to confidentiality, non-competition, non-solicitation, non-interference and non-disparagement, to the extent permitted by applicable law.

(b) Non-CIC Qualifying Termination. In the event of Participant’s Non-CIC Qualifying Termination, Participant shall be entitled to the following:

i. Severance Payment. Twelve (12) months of Participant’s Base Salary, payable in a single lump-sum in the Company’s first regular payroll following the Release Deadline.

ii. Health Care Benefit. If Participant participates in the Company’s group health insurance plans on the date of Participant’s Non-CIC Qualifying Termination and Participant timely elects to continue Participant’s health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of Participant’s employment, then the Company shall pay the monthly premium under COBRA to continue such coverage (including for Participant and Participant’s eligible dependents who have elected and remain enrolled in such COBRA coverage) for the period beginning on the first day following the day that Participant’s active employee health coverage ends as the result of Participant’s Separation until the earliest of (A) twelve (12) months following Participant’s termination date, (B) the first month for which Participant is eligible for similar coverage with a new employer or (C) the expiration of Participant’s continuation coverage under COBRA (as applicable, the “COBRA Payment Period”). Alternatively, the Company may elect to pay Participant a taxable cash payment in lieu of the continued coverage, equal to the amount that the Company would have otherwise paid for the COBRA premiums (based on the premium for the first month of coverage), which payment will be made regardless of whether Participant or Participant’s eligible dependents elect COBRA continuation coverage and paid in monthly installments for the COBRA Payment Period, except that payments shall commence (with any make-up payments) in the Company’s first regular payroll following the Release Deadline. Continued health coverage or payment of a taxable cash amount pursuant to the foregoing paragraph is referred to as the “COBRA Benefit”.

(c) CIC Qualifying Termination. In the event of Participant’s CIC Qualifying Termination, Participant shall be entitled to the following:

i. Severance Payment. Twelve (12) months of Participant’s Base Salary (ignoring any decrease in Participant’s Base Salary that forms the basis for Good Reason, as applicable), payable in a single lump-sum in the Company’s first regular payroll following the Release Deadline.

ii. Health Care Benefit. Participant shall be entitled to the COBRA Benefit, provided that the COBRA Payment Period shall be twelve (12) months.

iii. Equity Acceleration. Each of Participant’s then-outstanding unvested Equity Awards, other than Performance Awards (as defined below), shall accelerate and become vested and exercisable or settled with respect to 100% of the unvested shares subject thereto. With respect to Equity Awards that would otherwise vest only upon satisfaction of performance criteria (“Performance Awards”, and the Equity Award Agreement relating thereto, the “Performance Equity Award Agreement”), the vesting will accelerate as set forth in the terms of the applicable Performance Equity Award Agreement. Subject to Participant’s satisfaction of the Payment Conditions, the accelerated vesting described above shall be effective as of the CIC Qualifying Termination; provided, that, if Participant’s CIC Qualified Termination occurs prior to the Change in Control, then any unvested portion of the Participant’s Equity Awards will remain outstanding for three (3) months following the CIC Qualifying Termination (provided that in no event will such Equity Awards remain outstanding beyond the expiration of the Equity Award’s maximum term) to permit the foregoing acceleration, with settlement of any awards, as applicable, to be made no later than March 15 of the year following the year in which the closing of the Change in Control occurs. In the event that the proposed Change in Control is terminated without having been completed, any unvested portion of Participant’s Equity Awards automatically will be forfeited.

Notwithstanding anything to the contrary in this Plan, if the successor or acquiring corporation (if any) of the Company refuses to assume, convert, replace or substitute Participant’s unvested Equity Awards in connection with a Change in Control, and such Equity Awards will be terminated without payment of any consideration, then notwithstanding any other provision in this Agreement, the Equity Plan or any Equity Award Agreement to the contrary, each of Participant’s then-outstanding and unvested Equity Awards, other than Performance Awards, that are not assumed, converted, replaced or substituted and are terminated without payment of any consideration, shall accelerate and become vested and exercisable or settled, as applicable, as to 100% of the then-unvested shares subject to the Equity Awards effective immediately prior to the Change in Control, and terminate to the extent not exercised (as applicable) upon the Change in Control. With respect to Performance Awards, the vesting for such Performance Awards will accelerate only as set forth in the terms of the applicable Performance Equity Award Agreement.

(d) No Duplication. Payments and benefits under Section 2(b) or Section 2(c) above are not intended, and will not be provided, in duplicate.

(e) Termination for Any Reason. In the event Participant’s employment is terminated by the Company or by Participant (including due to Participant’s death or disability), Participant will be paid: (i) any earned but unpaid Base Salary, (ii) other unpaid and then-vested amounts, including any amount payable to Participant under the specific terms of any insurance and health and benefit plans in which Participant participates, unless otherwise specifically provided in this Agreement and (iii) reimbursement for all reasonable and necessary expenses incurred by Participant in connection with Participant’s performance of services on behalf of the Company in accordance with applicable Company policies and guidelines, in each case as of the effective date of such termination of employment.

3. Definitions.

(a) “Cause” means (1) Participant’s material breach of any material agreement between Participant and the Company, including but not limited to, the Company’s Proprietary Information and Inventions Assignment Agreement; (2) the unauthorized disclosure or use of Company trade secrets or confidential information; (3) any breach of fiduciary duties or the duty of loyalty owed to the Company; (4) gross negligence in the performance or non-performance of any of Participant’s material duties and responsibilities; (5) fraud, willful misconduct, or gross negligence on Participant’s part with respect to the business affairs of the Company; (6) a conviction of a felony or conviction of a misdemeanor involving theft, misappropriation, fraud, or an act of moral turpitude, or a plea of “guilty,” “no contest,” or “nolo contendre” by Participant to the same under the laws of the United States or any State or other relevant jurisdiction; (7) unlawful harassment of other employees, vendors or customers, or other conduct that is materially unprofessional, unethical or detrimental to the reputation, character and standing of the Company; (8) Participant’s material failure or refusal to comply with the written standards and policies of the Company; or (9) Participant’s failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested Participant’s cooperation.

(b) “Change in Control” means “Corporate Transaction”, as defined in the Company’s 2025 Equity Incentive Plan, provided that the applicable transaction or series of transactions also qualifies as a “change in control event” under U.S. Treasury Regulation 1.409A-3(i)(5).

(c) “Change in Control Period” means the period beginning three (3) months prior to, and ending twelve (12) months following, the effective date of a Change in Control.

(d) “CIC Qualifying Termination” means Participant’s Separation resulting from either (i) the termination of Participant’s employment by the Company other than for Cause or (ii) Participant’s resignation of Participant’s employment for Good Reason, in each case occurring within the Change in Control Period, provided that, if occurring during the 3-month period preceding the effective date of a Change in Control, Participant’s CIC Qualifying Termination follows a Potential Change in Control. For the avoidance of doubt, in no event will Participant’s Separation resulting from any of the following constitute a CIC Qualifying Termination: the termination of Participant’s employment by the Company for Cause, Participant’s death or disability, or Participant’s resignation of employment for any reason other than Good Reason.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Equity Awards” means all awards for shares of Company common stock granted under the Equity Plan, including but not limited to options, restricted stock, restricted stock units, stock bonus awards or stock appreciation rights.

(g) “Equity Plan” means the Company’s 2025 Equity Incentive Plan, 2019 Stock Option Plan and any successor or additional equity plans of the Company as may be adopted from time to time.

(h) “Good Reason” means the occurrence of any of the following events without Participant’s prior written consent: (i) a material reduction of Participant’s Base Salary, except for across-the-board salary reductions similarly affecting all or substantially all similarly situated employees of the Company; (ii) a material diminution in Participant’s duties, authorities or responsibilities; provided, however, that a change in title will not, by itself, be sufficient to constitute a material diminution in Participant’s duties, authorities or responsibilities (except as provided in (iii)); (iii) for a Participant with the title of Chief Executive Officer or Chief Financial Officer during the Change in Control Period, an adverse change in job title; (iv) a change of more than fifty (50) miles in the geographic location at which Participant provides services to the Company; or (v) the failure of any successor to the Company to assume and agree to be bound by the terms and conditions of this Plan with respect to the Participant.

A resignation for Good Reason will not be deemed to have occurred unless Participant gives the Company written notice of the condition within 60 days after the condition comes into existence, the Company fails to cure the condition within 30 days after receiving Participant’s written notice, and Participant terminates Participant’s employment within 10 days after the Company’s failure to cure or the Company’s notice to Participant that it will decline to cure.

(i) “Non-CIC Qualifying Termination” means Participant’s Separation resulting from either (i) the termination of Participant’s employment by the Company other than for Cause or (ii) Participant’s resignation of Participant’s employment for Good Reason, in each case occurring outside of the Change in Control Period. For the avoidance of doubt, in no event will Participant’s Separation resulting from any of the following constitute a Non-CIC Qualifying Termination: the termination of Participant’s employment by the Company for Cause, Participant’s death or disability, or Participant’s resignation of employment for any reason other than Good Reason.

(j) “Potential Change in Control” means the date of a definitive agreement providing for a Change in Control if such transaction if such transaction is consummated.

(k) “Section 409A” means Section 409A of the Code, and the regulations promulgated thereunder.

(l) “Separation” means a “separation from service” within the meaning of Section 409A.

4. Tax Matters.

(a) Withholding. All sums payable to Participant hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law. Participant is encouraged to obtain Participant’s own tax advice regarding Participant’s compensation from the Company. The Company makes no representations or warranties with respect to the tax consequences (including, without limitation, under Section 409A) of any payment or any other consideration provided to Participant or made on Participant’s behalf under the terms of this Plan, and Participant shall be solely responsible for the same. Notwithstanding anything to the contrary in this Plan, Participant acknowledges and agrees that the Company is under no express or implied duty or obligation to design or administer this Plan in a manner that minimizes Participant’s tax liabilities, and Participant will not make any claim against the Company or its Board related to tax liabilities arising from Participant’s compensation.

(b) Section 280G—Best After-Tax Result. Notwithstanding anything in this Plan to the contrary, if any payment or distribution to Participant pursuant to this Plan or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (A) delivered in full or (B) delivered as to such lesser extent as would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, after taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Participant on an after-tax basis of the largest payment, notwithstanding that all or some portion of the Payment may be taxable under Section 4999 of the Code. The accounting firm engaged by the Company for general audit purposes as of the date prior to the effective date of the Change in Control, or such other person or entity as determined in good faith by the Company, shall perform the foregoing calculations and the Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. Any good faith determinations of the accounting firm made pursuant to this section shall be final, binding and conclusive upon all parties. Any reduction in payments and/or benefits pursuant to the foregoing shall be made in accordance with Section 409A in the following order (1) Payments that do not constitute “nonqualified compensation” subject to Section 409A shall be reduced first; and (2) all other Payments shall then be reduced as follows: (a) reduction of cash payments; (b) cancellation of accelerated vesting of equity awards other than stock options, if any; (c) cancellation of accelerated vesting of stock options, and (d) reduction of other benefits payable to Participant.

(c) Section 409A. To the extent that any provision of this Plan is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Plan may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Plan (or referenced in this Plan) are intended to constitute separate payments for purposes of Section 1.409A 2(b)(2) of the regulations under Section 409A. Notwithstanding any provision to the contrary, payments under this Plan shall only be made upon a termination that constitutes a “separation from service”, as defined under Section 409A.

Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Plan (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Participant incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

To the extent (i) any payments to which Participant becomes entitled under this Plan, or any agreement or plan referenced herein, in connection with Participant’s termination of employment with the Company constitute deferred compensation subject to Section 409A and (ii) Participant is deemed at the time of such termination of employment to be a “specified” employee under Section 409A, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of Participant’s “separation from service” (as such term is at the time defined in regulations under Section 409A) with the Company; or (ii) the date of Participant’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Participant, including (without limitation) the additional twenty percent (20%) tax for which Participant would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Participant or Participant’s beneficiary in one lump sum (without interest).

5. At-Will Employment. Nothing in this Plan alters the at-will nature of Participant’s employment. Participant and the Company remain free to terminate the employment relationship at any time, for any reason, with or without notice. Upon any termination of the employment relationship, Participant will resign from all officer and director positions with the Company and/or any parent, subsidiary or affiliate (unless otherwise requested by the Company).

6. Clawback/Recoupment. All amounts payable to Participant hereunder shall be subject to recoupment pursuant to the Company’s current compensation clawback or recoupment policy, and any additional compensation clawback or recoupment policy or amendments to the current policy adopted by the Board or as required by law during the term of Participant’s employment with the Company that is applicable generally to executive officers of the Company. No recovery of compensation under such a clawback or recoupment policy will be an event giving rise to a right to resign for “Good Reason” or constitute a “constructive” termination without “Cause” under this Plan.

7. Term of Plan. This Plan has an initial term ending on the third (3rd) anniversary of the Effective Date (the “Expiration Date”). This Plan shall renew automatically and continue in effect for three (3) year periods measured from the initial Expiration Date, unless the Company provides Participants (defined below) with notice of non-renewal at least three (3) months prior to the date on which this Plan would otherwise renew. Notwithstanding the foregoing, if a definitive agreement relating to a Change in Control has been signed by the Company on or before an Expiration Date, then this Plan will remain in effect through the date the Company has met all of its obligations hereunder. For the avoidance of doubt, and notwithstanding anything to the contrary in Section 2 or Section 3 above, the Company’s non-renewal of this Agreement shall not constitute a Non-CIC Qualifying Termination or CIC Qualifying Termination, as applicable. Notwithstanding anything herein to the contrary, in no event shall any non-renewal adversely affect the rights of any Participant who is then receiving or entitled to receive payments or benefits under the Plan, without the prior written consent of such Participant.

8. Miscellaneous Provisions.

(a) Prior Arrangements; Complete Agreement. A Participant shall be entitled to receive the greatest of (a) the total payments, equity acceleration and benefits provided for under this Plan, subject to the applicable terms and conditions of this Plan or (b) the total payments, equity acceleration and benefits provided in the event of a change of control and/or qualifying termination of employment provided under arrangements entered into by and between Participant and the Company prior to the Effective Date of this Plan (the “Prior Arrangements”), subject to the applicable terms and conditions of such Prior Arrangements. For the purposes of this section, the value of (a) and (b) shall be calculated and determined by the Company at its discretion. Except as provided above with respect to Prior Arrangements, this Plan supersedes any agreement (or portion thereof) between Participant and the Company concerning similar subject matter dated prior to the Effective Date, and constitutes the entire, final and exclusive agreement between Participant and the Company, concerning similar subject matter.

(b) Amendment. The Company may amend or terminate this Plan at any time or from time to time, but no such action shall adversely affect the rights of any Participant without the Participant’s written consent.

(c) Waiver. No provision of this Plan may be waived unless the waiver is agreed to in writing and signed by Participant and by an authorized officer of the Company. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Plan shall be considered a waiver at another time.

(d) Severability. The invalidity or unenforceability of any provision or provisions of this Plan shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e) Successors and Assigns. The Company will require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets to assume this Plan and to agree expressly to perform this Plan in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Plan, the term “Company” will include any successor to the Company’s business and/or assets or which becomes bound by this Plan by operation of law. Participant may not assign any of Participant’s rights hereunder without the express prior written approval of the Board, in its sole discretion. This Plan and all rights of Participant’s rights hereunder will inure to the benefit of, and be enforceable by, the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(f) Unfunded Obligations. The obligations of the Company under this Plan are funded from the Company’s general assets.

(g) Dispute Resolution. To ensure rapid and economical resolution of any and all disputes that might arise in connection with this Plan, any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Plan or its enforcement, performance, breach, or interpretation, will be resolved solely and exclusively by final, binding, and confidential arbitration, by a single arbitrator, in New York County, and conducted by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) under its then-existing employment rules and procedures. Nothing in this section, however, is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party to an arbitration or litigation hereunder shall be responsible for the payment of its own attorneys’ fees. The Company will pay the arbitration costs.

(h) Notice. Notices and all other communications contemplated by this Plan will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to Participant shall be addressed to Participant at the home address which Participant most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the Board.

(i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument, and facsimile and electronic signatures shall be equivalent to original signatures.